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                                                                     Exhibit 8.1


                  [Letterhead of Kramer, Levin, Naftalis & Frankel]




                                    July 29, 1997

Tyco International Ltd.
Cedar House
41 Cedar Avenue
Hamilton HM12, Bermuda

Ladies and Gentlemen:

         We have acted as counsel to Tyco International Ltd., a Bermuda company ("Tyco"), in connection with the planned merger (the "Merger") into Keystone International, Inc., a Texas corporation (the "Company"), of T8 Acquisition Corp., a Texas corporation and a wholly owned subsidiary of Tyco ("Merger Sub"), pursuant to an Agreement and Plan of Merger dated as of May 20, 1997 by and among Tyco International (US) Inc. (formerly Tyco International Ltd.), a Massachusetts corporation and a wholly-owned subsidiary of Tyco ("Old Tyco"), T6 Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Old Tyco ("T6"), and the Company (the "Merger Agreement"). T6 has assigned its rights under the Merger Agreement to Merger Sub.

         For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the registration statement on Form S-4 (the "Registration Statement"), as amended, filed by Tyco with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"), and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations, which we have neither investigated nor verified, made by the Company and Tyco (the "Certified Representations") including representations by the Company that
(X) the management of the Company, to the best of its knowledge, knows of no plan or intention by the stockholders of the Company to sell, exchange, transfer, or otherwise dispose of, or reduce the risk of loss relating to, any of the shares of Tyco to be received by them in the Merger that would reduce the Company stockholders' ownership of, or risks incident to the ownership of, Tyco common shares to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all the formerly outstanding stock of the Company as of the same date, and (Y) Company stockholders that own at the Effective Time more than five percent of the Company's outstanding common stock do not own in the aggregate more than
49.7 percent of the Company's outstanding common stock at such time (treating shares owned at the time the Merger Agreement was signed but disposed of prior to the Effective Time as owned at the Effective Time). In addition, we have relied upon certain statements and representations contained in the Merger Agreement and the Proxy Statement/Prospectus, which we have neither investigated nor verified. We have assumed that all such statements and representations

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KRAMER, LEVIN, NAFTALIS & FRANKEL

Tyco International Ltd.
July 29, 1997
Page 2


are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made in the Certified Representations "to the best knowledge of" any persons will be true, correct, and complete as if made without such qualification.

         In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) the Merger will qualify as a merger under the applicable laws of Texas; (iii) each of the Company, Tyco, and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder; and
(iv) the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by the Company, Tyco, or Merger Sub as to the federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

         Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that (i) the Merger of Merger Sub with and into the Company will be a tax-free reorganization within the meaning of sections 368(a)(1)(A) and
(a)(2)(E) of the Code and (ii) the statements contained in numbered paragraphs 4 and 5 of the section of the Proxy Statement/Prospectus entitled "The Merger -- Certain United States Federal Income Tax and Bermuda Tax Consequences -- United States Federal Tax Consequences," are correct.

         No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time (as defined in the Merger Agreement) in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

         We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the captions


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KRAMER, LEVIN, NAFTALIS & FRANKEL

Tyco International Ltd.
July 29, 1997
Page 3


"The Merger -- Certain United States Federal Income Tax and Bermuda Tax Consequences -- United States Federal Tax Consequences" and "Legal Matters" in the Registration Statement and the Proxy Statement/Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by
Section 7 of said Act.

         This opinion has been delivered to you as contemplated by the Merger Agreement and for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit.


                                  Very truly yours,


                                  KRAMER, LEVIN, NAFTALIS & FRANKEL